Exhibit 99

FOR IMMEDIATE RELEASE
DATE: June 1, 2006
CONTACT:	Donald V. Rhodes
Chairman and
	Chief Executive Officer	(360) 943-1500

Heritage Financial Corporation of Olympia, Washington Completes

Acquisition of Western Washington Bancorp

Olympia, WA—June 1, 2006—HERITAGE FINANCIAL CORPORATION (NASDAQ: HFWA) Donald V. Rhodes, Chairman and Chief Executive Officer of Heritage Financial Corporation (“Heritage”), announced today that Heritage had completed its acquisition of Western Washington Bancorp (“WWB”) and its wholly owned subsidiary, Washington State Bank, N.A. (“WSB”), a unit bank in Federal Way, Washington. As a result of this transaction, WWB has been merged with and into Heritage and WSB has been merged with and into Heritage Bank, a wholly owned subsidiary of Heritage. With the completed transaction Heritage’s total assets will exceed $800 million with 20 branch locations.

Brian L. Vance, President of Heritage and President and CEO of Heritage Bank said, “We welcome our new employees, customers and shareholders to Heritage. This is an excellent opportunity for all concerned. For Heritage Bank, it is an opportunity for growth in the vibrant business markets of South King County, a natural extension of our existing Pierce County presence. For our new customers it expands the services and locations available and it opens new career opportunities for WSB employees.”

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves Pierce, Thurston, Mason and South King Counties in the South Puget Sound region of Washington through its fourteen full service banking offices and its Internet Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full service banking offices. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.